Filed Pursuant to Rule 433

Issuer Free Writing Prospectus Dated July 23, 2012

Registration No. 333-182186

Free Writing Prospectus

Dated July 23, 2012

On July 20, 2012, Natural Grocers by Vitamin Cottage, Inc., filed Amendment No. 4 to its Registration Statement on Form S-1 (File No. 333-182186).  Amendment No. 4 updates certain financial and other data from March 31, 2012 to June 30, 2012.  In particular, Amendment No. 4 includes the unaudited interim financial statements as of June 30, 2012 and for the three and nine months ended June 30, 2012.  Accordingly, the summary selected historical consolidated financial and other data, the selected historical consolidated financial and other data, and the management’s discussion and analysis of financial condition and results of operations sections included in Amendment No. 4 includes financial and other data derived from the unaudited interim financial statements as of June 30, 2012 and for the three and nine months ended June 30, 2012.

A copy of the preliminary prospectus dated July 20, 2012 included in Amendment No. 4 to the Registration Statement can be obtained by following this hyperlink:

http://www.sec.gov/Archives/edgar/data/1547459/000104746912007321/a2210224zs-1a.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by calling SunTrust Robinson Humphrey, Inc. at (404) 926-5744 or Piper Jaffray & Co. at (800) 747-3924.